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                                                                     EXHIBIT 3.2

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              INKTOMI CORPORATION

     Inktomi Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     A. The name of the corporation is Inktomi Corporation. The corporation was originally incorporated under the same name and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on November 12, 1996.

     B. This Certificate of Incorporation has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the Board of Directors and the Stockholders of the corporation.

     C. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

     D. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

                                   ARTICLE I

     The name of the corporation is Inktomi Corporation (the "Company").

                                   ARTICLE II

     The address of the Company's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

     The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

     The Company is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares that the Company is authorized to issue is 110,000,000 shares. The number of shares of Common Stock authorized is 100,000,000. The number of shares of Preferred Stock authorized is 10,000,000.
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     The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

     The authority of the Board of Directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

               (a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

               (b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

               (c) the right or obligation, if any, of the Company to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

               (d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Company;

               (e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

               (f) the obligation, if any, of the Company to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

               (g) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

               (h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

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               (i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Company, acting in accordance with this Restated Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Restated Certificate of Incorporation.

                                   ARTICLE V

     The Company is to have perpetual existence.

                                  ARTICLE VI

     Elections of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

                                  ARTICLE VII

     The number of directors which constitute the whole Board of Directors of the Company shall be designated in the Bylaws of the Company. The directors shall be divided into three classes with the term of office of the first class (Class I) to expire at the annual meeting of stockholders held in 1999; the term of office of the second class (Class II) to expire at the annual meeting of stockholders in 2000; the term of office of the third class (Class III) to expire at the annual meeting of stockholders held in 2001; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election.

                                 ARTICLE VIII

     Holders of stock of any class or series of the Company shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders.

                                  ARTICLE IX

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Company.

                                   ARTICLE X

     1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

  2. The Company shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Company or any predecessor of the

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Company, or serves or served at any other enterprise as a director or officer at the request of the Company or any predecessor to the Company. The Company may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was an employee or agent of the Company or any predecessor of the Company, or serves or served at any other enterprise as an employee or agent at the request of the Company or any predecessor to the Company.

     3. Neither any amendment nor repeal of this Article X, nor the adoption of any provision of the Company's Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE XI

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

                                  ARTICLE XII

     Vacancies created by the resignation of one or more members of the Board of Directors and newly created directorships, created in accordance with the Bylaws of this Company, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.

                                  ARTICLE XIII

     Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Company.

                                  ARTICLE XIV

     No action shall be taken by the stockholders of the Company except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

                                   ARTICLE XV

     The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the Company, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article IV, Article VII, Article VIII, Article XIV and Article XV of this Restated Certificate of Incorporation, or Section 2.3 (Special Meeting),
Section 2.10 (Stockholder Action by Written Consent Without a Meeting) or
Section 3.2 (Number of Directors) of the Company's Bylaws.

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     IN WITNESS WHEREOF, the Company has caused this Amended and Restated
Certificate of Incorporation to be signed by David C. Peterschmidt, its President and Chief Executive Officer, effective as of June __, 1998.

                                INKTOMI CORPORATION


                                By:_______________________________________
                                    David C. Peterschmidt,
                                     President and Chief Executive Officer

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